Exhibit 99.1

NEWAGE ANNOUNCES RECORD FIRST QUARTER

RESULTS WITH NET REVENUE UP 97% TO $125.5 MILLION

DENVER, COLORADO, May 10, 2021 – NewAge, Inc. (Nasdaq: NBEV), the Colorado-based organic and healthy products company intending to become the world’s leading social selling and distribution company, today announced record financial results for the first quarter of 2021 with net revenue of $125.5 million, almost double its net revenue in the first quarter of 2020.

For the three months ended March 31, 2021, net revenue reached $125.5 million, an increase of $61.8 million or 97%, primarily due to the acquisition of ARIIX and the combined company organic growth, which on a pro forma basis grew 12.5% from the previous period, assuming ARIIX had been acquired on January 1, 2020. Gross profit for the quarter was $87.4 million, an increase of $45.9 million or 111%, resulting in a gross margin of 70%, compared to 65% in the prior year period. Net loss from operations improved $6.9 million to ($3.5) million compared to a loss of ($10.4) million in the first quarter of the prior year. Adjusted EBITDA1 increased $9.7 million versus the three months ended March 31, 2020 reaching positive $2.9 million compared to a loss of ($6.8) million in the prior year period.

Brent Willis, Chief Executive Officer of NewAge commented, “The first quarter saw accelerated top and bottom-line results as we focused on converging ARIIX and driving organic growth within our direct/social selling division. This on-trend, direct-to-consumer route to market is led by our hundreds of thousands of exclusive global Brand Partners using our social selling technology to disrupt the industry. Our direct/social selling business experienced a year-over-year sales increase of 128% in the quarter, fueled by record growth in Western Europe, Mexico and the United States.”

Mr. Willis continued, “Along with the double-digit organic growth we are experiencing, we believe we are also well positioned financially to pursue additional industry consolidation that will positively benefit our shareholders. We have entered into a letter of intent to acquire Aliven in Japan, which is expected to further our momentum and immediately return positive EBITDA in this core market for NewAge. Given the global shift in consumer behavior, we believe the NewAge Social Selling Network™ coupled with our direct route-to-consumer market is the winning model within the consumer packaged goods (CPG) industry. We intend to continue to expand that model throughout 2021, deliver further cost synergies accruing from the ARIIX acquisition, and pursue strategic acquisitions and collaboration opportunities that will drive value for all of our value-added stakeholders.”

First Quarter 2021 Financial Results

Net revenue reached $125.5 million for the three months ended March 31, 2021, versus $63.7 million for the first quarter of the prior year, an increase of 97%. The growth in net revenue was primarily due to the acquisition of ARIIX, driven by their growth in the US, Latin America, and in Italy and France that were both up triple digits organically.

Gross margin for the three months ended March 31, 2021 reached $87.4 million or 70% of net revenue. This compared with $41.5 million or 65% of net revenue in the same period of the prior year, a 111% increase of $45.9 million and an increase of five gross margin percentage points. The gross margin percentage increase was driven by higher net revenue from our Direct/Social Selling Division and the disposition of the retail brands business that was completed in September 2020.

Net operating loss improved $6.9 million to a loss of ($3.5) million compared to a loss of ($10.4) million in the prior year period. Net loss was ($17.8) million primarily due to a non-cash loss from the change in fair value of the derivative liability associated with the ARIIX acquisition. Adjusted EBITDA1 was positive $2.9 million for the first quarter of 2021, compared with a negative ($6.8) million for the first quarter of 2020, an improvement in Adjusted EBITDA of nearly $10 million. The Company was impacted by a severance expense that would have further increased EBITDA by $1.4 million.

The company ended the quarter with a strong balance sheet, with total cash of $102 million and $33 million in debt.

“Our first quarter results exceeded our internal expectations as we continue to make significant progress converging our companies and capturing both revenue and cost synergies. Carrying this momentum forward, we expect continued strong results from operations in the second quarter and throughout the year as we build out additional platforms and programs for our global sales force. We believe we are stronger and better positioned than we have ever been, with differentiated health and wellness brands and an on-trend direct route-to-market, led by an army of more than 400,000 micro influencers and Brand Partners,” concluded Mr. Willis.

Conference Call

The Company will host a live conference call and webcast today at 8:30 a.m. ET. Conference call details are provided below. Interested investors can dial into the conference call to hear the details of management’s update and participate in a question and answer session.

Date: Monday, May 10, 2021

Time: 8:30 a.m. Eastern Time

Toll-free dial-in number: 1-877-407-3982

International dial-in number: 1-201-493-6780

Conference ID: 13719620

The conference call will also be broadcast live and available for replay here and via the investors section of the Company’s website at https://newage.com/en-us/our-story/investors. The webcast replay will be available for approximately 45 days following the call.

Please dial into the conference call 15 minutes prior to the start time due to increased demand for conference calls. You will be asked to register your name and organization.

A replay of the conference call will be available after 11:30 a.m. Eastern Time on the same day through Monday, May 17, 2021.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13719620

About NewAge, Inc. (NASDAQ: NBEV)

NewAge is a purpose-driven firm intending to become the world’s leading social selling and distribution company. Colorado-based NewAge commercializes a portfolio of organic and healthy products worldwide through primarily a direct route-to-market system. The Company competes in three major category platforms including health and wellness, healthy appearance, and nutritional performance and leads a network of more than 400,000 exclusive independent distributors and brand partners around the world.

The Company operates the websites NewAge.com, Noninewage.com, Ariix.com, Mavie.com, Thelimucompany.com, Zennoa.com and a number of other individual brand websites.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made under the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s expectations regarding future results of operations, economic performance, and financial condition, including statements related to operating margins, the acquisition and integration of ARIIX and cost synergies and operational efficiencies related thereto, the acquisition of additional businesses, the impact of the coronavirus (“COVID-19”) pandemic, and plans for Company growth. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. NewAge competes in a rapidly growing and transforming industry, and risk factors, including those disclosed in the Company’s filings with the Securities and Exchange Commission, might affect the Company’s operations. Unless required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries about NewAge please contact:

NewAge Investor Relations:

Riley Timmer
Vice President, Investor Relations
Tel: 1-801-870-8685
Riley_Timmer@NewAge.com

Non-GAAP Financial Measures

The primary purpose of using non-GAAP financial measures is to provide supplemental information that we believe may be useful to investors and to enable investors to evaluate our results in the same way we do. We also present the non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis, as well as comparing our results against the results of other companies, by excluding items that we do not believe are indicative of our core operating performance. Specifically, we use these non-GAAP measures as measures of operating performance; to prepare our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results; and in communications with our board of directors concerning our financial performance. Investors should be aware, however, that not all companies define these non-GAAP measures consistently.

1 EBITDA and Adjusted EBITDA are non-GAAP financial measures with reconciliations provided in the table below.

NewAge, Inc.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$90,552	$43,711
Trade accounts receivable, net of allowance of $547 and $582, respectively	12,183	12,341
Inventories	42,944	48,051
Current portion of restricted cash	-	10,000
Prepaid expenses and other	11,384	13,032

Total current assets	157,063	127,135

Long-term assets:
Identifiable intangible assets, net of accumulated amortization	165,876	169,611
Goodwill	54,993	54,993
Right-of-use lease assets	35,423	38,764
Property and equipment, net of accumulated depreciation	26,889	28,076
Restricted cash, net of current portion	11,484	11,524
Deferred income taxes	7,505	7,782
Deposits and other	6,274	5,297

Total assets	$465,507	$443,182

LIABILITIES, REDEEMABLE COMMON STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,309	$22,774
Accrued liabilities	67,381	70,007
Current portion of business combination liabilities	3,154	11,750
Current maturities of long-term debt	23,015	18,016

Total current liabilities Total current liabilities	109,859	122,547

Long-term liabilities:
Business combination liabilities, net of current portion	103,679	95,826
Long-term debt, net of current maturities	10,342	16,181
Operating lease liabilities, net of current portion:
Lease liability	31,873	34,788
Deferred lease financing obligation	15,713	15,882
Warrant derivative liability	12,402	-
Deferred income taxes	5,232	5,391
Other	8,221	8,313

Total liabilities	297,321	298,928

Redeemable Common Stock, 800 shares as of December 31, 2020	-	2,101

Stockholders’ equity:
Preferred stock, $0.001 par value per share. Authorized 1,000 shares; no shares issued	-	-
Common Stock, $0.001 par value per share. Authorized 200,000 shares; issued and outstanding
135,399 and 99,146 shares as of March 31, 2021 and December 31, 2020, respectively	135	99
Additional paid-in capital	336,128	236,732
Obligation to issue 19,704 shares of Common Stock as of December 31, 2020	-	54,186
Note receivable for stock subscription	(1,250)	(1,250)
Accumulated other comprehensive income	2,756	4,201
Accumulated deficit	(169,583)	(151,815)
Total stockholders’ deficit Total stockholders’ equity	168,186	142,153
Total liabilities and stockholders’ deficit Total liabilities, redeemable Common Stock, and stockholders’ equity	$465,507	$443,182

NewAge, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(In thousands)

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,768)	$(11,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from change in fair value of derivatives, net	9,613	326
Depreciation and amortization	4,774	1,879
Non-cash lease expense	3,952	1,282
Accretion and amortization of debt discount and issuance costs	2,294	140
Stock-based compensation expense	1,962	1,357
Deferred income tax expense (benefit)	(44)	(39)
Other	(3)	143
Changes in operating assets and liabilities:
Accounts receivable	217	(523)
Inventories	4,554	3,068
Prepaid expenses, deposits and other	509	85
Accounts payable	(6,493)	(675)
Other accrued liabilities	(5,708)	(8,946)

Net cash used in operating activities	(2,141)	(13,521)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash payments for Ariix business combination	(10,000)	-
Proceeds from sale of equipment	-	174
Capital expenditures for property and equipment	(287)	(1,591)
Net cash used in investing activities	(10,287)	(1,417)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from private placement of Units, net of placement fee:
Fair value of warrants to purchase 7,318 shares of Common Stock	14,128	-
Residual fair value of 14,636 shares of Common Stock	39,673	-
Principal payments on borrowings	(2,000)	(10,075)
Debt issuance costs paid	(20)	(57)
Proceeds from issuance of common stock	-	8,288
Payments for deferred offering costs	(24)	(2)
Proceeds from exercise of stock options	485	4
Principal payments on business combination obligations	(2,143)	-
Payments under deferred lease financing obligation	(164)	(158)

Net cash provided by (used in) financing activities	49,935	(2,000)

Effect of foreign currency translation changes	(706)	(1,366)
Net change in cash, cash equivalents and restricted cash	36,801	(18,304)
Cash, cash equivalents and restricted cash at beginning of period	65,235	64,571

Cash, cash equivalents and restricted cash at end of period	$102,036	$46,267

NewAge, Inc.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2021	2020

Net revenue	$125,518	$63,693
Cost of goods sold	38,117	22,169

Gross profit	87,401	41,524

Operating expenses:
Commissions	47,397	19,515
Selling, general and administrative	38,859	30,608
Depreciation and amortization expense	4,675	1,781

Total operating expenses	90,931	51,904

Operating loss	(3,530)	(10,380)

Non-operating income (expense):
Interest expense	(3,123)	(572)
Loss from change in fair value of derivatives, net	(9,613)	(326)
Interest and other income (expense), net	(352)	383

Loss before income taxes	(16,618)	(10,895)
Income tax expense	(1,150)	(723)

Net loss	$(17,768)	$(11,618)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.14)	$(0.14)

Weighted average number of shares of Common Stock outstanding (basic and diluted)	127,257	85,371

NewAge, Inc.
ADJUSTED EBITDA CALCULATION
(In thousands)

	Three Months Ended
	March 31,
	2021	2020

Net loss	$(17,768)	$(11,618)
EBITDA Non-GAAP adjustments:
Interest expense	3,123	572
Income tax expense	1,150	723
Depreciation and amortization expense	4,774	1,879

EBITDA	(8,721)	(8,444)
Adjusted EBITDA Non-GAAP adjustments:
Stock-based compensation expense	1,962	1,357
Loss from change in fair value of derivatives, net	9,613	326

Adjusted EBITDA	$2,854	$(6,761)